Exhibit 99.1

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact: Jeremy Neuhart 412-434-3046 neuhart@ppg.com

Investors: Vince Morales 412-434-3740 vmorales@ppg.com
PPG to restructure manufacturing, reduce staffing to save $100 million annually
Company will take pretax charge of approximately $160 million in third quarter
     PITTSBURGH, Sept. 24, 2008 — PPG Industries (NYSE:PPG) today announced a restructuring plan that is expected to result in approximately $100 million in pretax annual cost savings for the company. The restructuring initiative is part of PPG’s global transformation and the integration of its acquisition of SigmaKalon, completed Jan. 2. The company stated its intent to pursue restructuring actions in its latest 10-Q filing with the U.S. Securities and Exchange Commission. As part of the initiative, several PPG manufacturing units and facilities in the United States, Canada and Europe will be impacted.
     “The actions we are taking will streamline our worldwide manufacturing footprint and staffing levels following our recent acquisitions, the most notable of which is SigmaKalon,” said Charles E. Bunch, PPG chairman and chief executive officer. “Elements of this initiative are part of our plan to achieve the cost synergies we set in acquiring SigmaKalon. We will also adjust our cost structure and better align it with geographic changes in our customer base, enabling us to maintain our competitive strengths in the end markets in which we participate.”
     As part of the restructuring, PPG will close several coatings manufacturing facilities, including those in Clarkson, Ont., Canada, and Geldermalsen, Netherlands, which are anticipated to close in the second and third quarters 2009, respectively. The Geldermalsen closure will be implemented following consultation with the applicable works council. Other staffing reductions will occur in PPG’s coatings businesses in North America and Europe.
     PPG also will close its Owen Sound, Ont., Canada, glass manufacturing facility in early 2009, and will idle one float glass production line at its Mt. Zion, Ill., facility in the second quarter next year. Other actions will include writing off idle production assets in PPG’s fiber glass and chemicals businesses.
     A pretax charge of approximately $160 million, or 65 cents per share, will be recorded in the company’s third quarter 2008 financial results. In addition, actions related to the integration of the SigmaKalon businesses have a cost of approximately $25 million and will result in an increase in goodwill. The combination of these actions is expected to result in pretax cost savings at an annual run-rate of about $100 million by the end of 2009. The cash outlay for these actions is expected to total approximately $100 million.
     Bunch said PPG continues to evaluate opportunities to strengthen its global businesses, which may result in additional restructuring actions and related cost savings in 2009.

     The company also will incur additional expenses of approximately $15 million directly associated with the restructuring actions but, based on U. S. Generally Accepted Accounting Principles, these costs will be charged to expense as incurred and therefore are not part of a restructuring reserve. The company expects to incur these additional, related expenses in the second half of 2009.
     About PPG
Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 150 manufacturing facilities and equity affiliates and operates in more than 60 countries. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.
     Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.
     Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.
     Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.